Exhibit 99.3

                         SCRIPT FOR 8-3-98 ANALYST CALL

Good morning:
I would like to thank you for joining us this morning to discuss the future of MarketSpan. With me is our CFO, Craig Matthews, who will also be available to respond to your questions. You have most likely seen the statement issued by the Board of Directors on Friday, appointing me as Chairman & CEO. This unanimous action by the Board of MarketSpan is particularly gratifying and I appreciate their support.

The purpose of this conference call today has been to talk about the future of MarketSpan and begin to clarify our strategy with the investment community. While I am certain that there is a lot of interest in the board report and its contents, I am not at liberty to discuss the report, since it has not been made public.

I want to begin this conference call by telling you that I firmly believe in maximizing shareholder value. Undoubtedly over the past few weeks you have heard indirectly about my expectations for MarketSpan. Let me share my views with you now.

First, return to shareholders has always been the over-riding consideration in the way that we have managed Brooklyn Union and KeySpan. Our goal has been to maximize shareholder value and this will continue to be the key factor that management and the board of MarketSpan consider in managing our existing businesses and deploying the $2 billion in cash received from the LIPA sale.



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Our  commitment  to  shareholders  is more than a promise - we have  proven this through our actual performance. For 17 of the past 18 years, Brooklyn Union exceeded its allowed return on equity. Since we successfully negotiated price cap regulation, which was the first of its kind in the country, returns have been even higher. Last year our utility return was 13.51%, well above gas and electric industry averages.

Our approach in the non-regulated area has been conservative and bottom line driven. The Company has turned down hundreds of opportunities to invest capital in non-regulated business because they did not meet our strict return guidelines. Our unregulated investments have been profitable.

Those that have not achieved their expected returns have been modest investments and have been disposed of for not meeting our goals. Even in these cases, shareholder returns have been protected through the successful sale of these investments.

What counts most is our track record for return to our shareholders. In that regard, KeySpan's return to shareholders for the ten years prior to the merger closing was 15.9%. This compares very favorably to the return of the S&P Utilities Index. It is our intention to continue our tradition of superior returns going forward by growing and by efficiently managing our utility business and seeking prudent investments.


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The two most critical  issues facing the Company are the  deployment of the cash from the LIPA transaction and the effective management of our existing regulated operations. First, let me address the issue of cash deployment.

A great deal has been written in the media about the deployment of the proceeds from the sale of assets to LIPA, in particular, about my reported motivations and intentions. Let me set the record straight. Any use of the LIPA proceeds will be based upon disciplined financial analysis, reviewed by our top management team and endorsed by the board of directors. Our foundation has been a solid, well-run company that provides superior returns to shareholders, and we intend to build on that going forward in a manner that will benefit all shareholders. The ultimate determination of how the cash will be invested will be based on achieving maximum return on the investment in order to produce long-term shareholder value.

At the same time, I would not rule out the sale of the Company at a price that reflects the intrinsic, long-term value of the Company. At today's price, I am convinced that MarketSpan is greatly under-valued. Therefore, I am pleased to announce that the board of directors has approved a purchase of approximately 10 percent or 15,000,000 shares of common stock through open market purchases. Such purchases will begin August 13, 1998 and management and the board will consider additional purchases once this program is fulfilled, if warranted.

Beyond share repurchases, we will carefully search for opportunities to grow earnings and improve returns through mergers and acquisitions. Our commitment here is to enter into

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transactions that enhance  shareholder value, and not to engage in ventures that would be dilutive over the medium to long-term. I continue to believe that convergence and consolidation in the utility industry will present opportunities to improve growth rates, increase earnings for shareholders and reduce costs to consumers. If opportunities arise that we believe meet our criteria, we will pursue them.

The benefits of utility mergers or acquisitions should be familiar to all of you. Let me reiterate the benefits I envisioned for shareholders as a result of the merger which brought about MarketSpan, and which many of you endorsed. It's a great strategic fit.

There is a tremendous opportunity for growth on Long Island. Less than 30% of the residences use natural gas for heating. I believe that the reputation and marketing expertise of Brooklyn Union can be utilized on Long Island to accelerate growth in natural gas sales. Some 160,000 customers have a gas service in the home used only for cooking or water heating, and they are ripe for conversion to heating, our primary growth market over the years. There have been moratoriums on new gas sales in the North and South fork of Long Island for 30 years, and we expect to lift them in the near future as we make substantial investments in expanding the infrastructure on Long Island.

Because of the adjacency, the synergies between the two companies will be maximized. We have pledged $1 billion in savings to our customers and I believe we can exceed that level for the benefit of shareowners in the long-term.

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We also want to capitalize on the high level of customer  satisfaction that both companies have achieved. This will allow us to greatly expand our affiliated energy services companies to grow their businesses and provide a full array of energy services across the residential and commercial markets both in our territory and the Northeast as adjacent utilities unbundle their services.

Beyond potential opportunities in the utility industry, we will consider related opportunities in the gas and electric industry. These opportunities will only be considered if they provide risk adjusted returns superior to our hurdle rates and if they involve businesses in which we have expertise and a record of success. Under no circumstance will we do a deal for the sake of doing something.

An example of a related activity is our investment in the Iroquois Pipeline. We are now the largest LDC owner of that facility and have earned an average annual return on equity of 13.6 percent since its first full year of operation. Another example is our investment in Houston Exploration which has achieved a total annual return to shareholder of 20% since its inception in 1986. We have maintained a profit-oriented, conservative approach to our investments in energy related businesses, which exemplifies both our commitment to shareholders and our ability to leverage our above average utility returns.

Managing the regulatory environment has been one of our core competencies, and I am confident that we can quickly restore favorable relationships with the New York State Public Service Commission. Re-establishing favorable regulatory relations is key to the maintenance of returns

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from our  regulated  activities  since  87  percent  of our  current  net  plant investment is in businesses regulated by the state of New York.

We have a history of good relations with public officials who influence energy policy. I have contacted many of these parties in the last few days and this has reaffirmed my confidence in building on this excellent relationship.

We have also contacted LIPA, MarketSpan's largest customer, and have begun the process of rebuilding that relationship. We have a very talented force of employees and managers effectively running the transmission and distribution assets for LIPA, and I have full confidence in our ability to fully realize the incentives under that contract.

At the same time we need to greatly enhance MarketSpan's community relationships to make us more accessible and sensitive to the needs of all the communities we serve. We will build on Brooklyn Union's reputation and track record in that regard. This will enhance our growth opportunity and capitalize on our access to the over two million customers that make up our customer base. I have begun the process of reassuring our employees who have been affected by the uncertainty of the last few months. It is important that they all understand we are one company and remain focused on moving forward to achieve all the potential of this new company.


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We  certainly  recognize  the need to enhance our  relationships  with our major shareholders and the analysts who follow and support our stock. KeySpan has traditionally maintained a proactive forthcoming investor relations program, and we are committed to providing the same level of communications with investors going forward.

Our 10-Q report will be issued on August 12, 1998 and shortly thereafter we will host another conference call to discuss financial and other important matters of the Company. We will follow that call with individual and group meetings to update members of the financial community on our progress and our future plans.

Thank you for listening. Craig and I will be happy to answer your questions.




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